EXECUTION COPY
EXHIBIT 10.93

EQUITY TRANSFER AGREEMENT

DATED JULY 29, 2010

between

HYNIX SEMICONDUCTOR INC.

and

NUMONYX B.V.

Table of Content

1.	DEFINITIONS	4
2.	TRANSFER OF THE EQUITY INTEREST	7
3.	PURCHASE PRICE	7
4.	CALL CLOSING AND CONDITIONS PRECEDENT	9
5.	REPRESENTATIONS AND WARRANTIES OF HYNIX	11
6.	REPRESENTATIONS AND WARRANTIES OF NUMONYX	12
7.	COVENANTS OF THE PARTIES	14
8.	TERMINATION	16
9.	GOVERNING LAW	16
10.	DISPUTE RESOLUTION	17
11.	NOTICES	17
12.	MISCELLANEOUS	18

EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (the “Agreement”) is entered into on July 29, 2010

BY and BETWEEN:

1.
Hynix Semiconductor Inc., a company duly incorporated under the laws of the Republic of Korea, having its principal place of business at San 136-1, Ami-ri, Bubal-eup, Icheon-si, Kyunggi-do, 467-701, Republic of Korea (“Hynix”); and

2.	Numonyx B.V., a private company with limited liability organized under the laws of The Netherlands, with its corporate seat in Amsterdam (“Numonyx”).

Hynix and Numonyx are referred to collectively as the “Parties” and individually as a “Party”.

PREAMBLE

(A)
Hynix and STMicroelectronics N.V., a company incorporated under the laws of the Netherlands (“ST”), entered into a joint venture agreement dated November 16, 2004, as amended from time to time (the “JV Agreement”) for the incorporation and establishment of Hynix-ST Semiconductor Ltd., a joint venture company under the laws of the People’s Republic of China (the “PRC”), having its registered address at Land Lot K7, Wuxi Export Processing Zone, Jiangsu Province, PRC (the “JV”). The JV was issued its original approval certificate of foreign investment enterprise by the Ministry of Commerce of the PRC on April 19, 2005 and, subsequently, the original business license “Qi Du Su Xi Zong Zi No. 007520” (the “Business License”) was granted by the Wuxi Administration of Industry and Commerce (the “Registration Authority”) on April 26, 2005.

(B)
The registered capital of the JV was initially seven hundred fifty million US Dollars (US$750,000,000) and was registered to be increased to one billion five hundred million dollars (US$1,500,000,000) on October 10, 2007.

(C)
Pursuant to the equity transfer agreement dated January 14, 2008 between ST and Numonyx, Numonyx acquired from ST, and ST transferred to Numonyx, ST’s rights, title and interests to and in all of its equity interests in the JV. To reflect the equity transfer, the JV was subsequently renamed “Hynix Numonyx Semiconductor Ltd.”  As such, a revised approval certificate was issued by the Ministry of Commerce of the PRC on February 15, 2008 and a revised Business License (No. 320200400012736) was granted by the Registration Authority on March 28, 2008.

(D)
Pursuant to the equity transfer agreement dated September 24, 2008 between Hynix and Numonyx, in partial exercise of its option to purchase from Hynix part of Hynix’s equity interest in the JV under the JV Agreement, Numonyx acquired from Hynix and Hynix transferred to Numonyx part of Hynix’s equity interest in the JV for a price of one hundred million US Dollars (US$100,000,000).

(E)	Pursuant to the amended and restated JV Agreement dated as of December 1, 2008 among

Hynix,  Numonyx and a new investor, Hynix Semiconductor (Wuxi) Limited, a company duly incorporated under the laws of the PRC (“Hynix Wuxi”), the parties thereto agreed to increase the registered capital of the JV by an amount of four hundred fifty million US Dollars (US$450,000,000), of which (i) Hynix was entitled to subscribe an amount of two hundred sixty million US Dollars (US$260,000,000) and (ii) Hynix Wuxi was entitled to subscribe an amount of one hundred ninety million US Dollars (US$190,000,000), all of which Hynix Wuxi has invested in the JV.  Of Hynix’s two hundred sixty million US Dollars (US$260,000,000) subscription, Hynix invested eighty million US Dollars (US$80,000,000) on June 21, 2010 and is scheduled to invest the following amounts on the following dates: forty million US Dollars (US$40,000,000) on July 21, 2010, forty million US dollars (US$40,000,000) in August 2010 and one hundred million US dollars (US$100,000,000) in September 2010. Upon the completion of this capital increase, the registered capital of the JV shall amount to one billion nine hundred fifty million US Dollars (US$1,950,000,000), among which, Numonyx shall hold three hundred fifty million US Dollars (US$350,000,000).  After the Call Closing, Hynix shall hold ninety point two-six percent (90.26%) of the registered capital of the JV, while Hynix Wuxi shall hold nine point seven-four percent (9.74%) of the registered capital of the JV.

(F)
Pursuant to the JV Agreement, Hynix has the option (the “Call Option”) to purchase all of the equity interests in the JV held by Numonyx if more than fifty percent (50%) of the outstanding voting securities of Numonyx is acquired, directly or indirectly, by any “competitor” of Hynix, as defined in the JV Agreement.

(G)
Numonyx has notified Hynix of its being acquired by Micron Technology, Inc. (“Micron”), a competitor of Hynix as defined in the JV Agreement, and Hynix has determined to exercise the Call Option to acquire all Equity Interests from Numonyx, as evidenced by the notice delivered by Hynix to Numonyx on May 28, 2010.

(H)	Subject to the terms and conditions of this Agreement and the JV Agreement, Numonyx shall transfer and Hynix will receive and purchase the Equity Interests.

IT IS AGREED as follows:

1.	DEFINITIONS

1.1	Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below:

 “Affiliate” shall mean with respect to any Person, any other Person Controlling, Controlled by or under common Control with such Person.

“Agreement” shall mean this Equity Transfer Agreement entered into between Hynix Semiconductor Inc. and Numonyx B.V.

“Amended Articles” means amended and restated articles of association of the JV executed by Hynix and Hynix Wuxi.

“Amended JV Agreement” means an amended and restated joint venture agreement of the JV executed by Hynix and Hynix Wuxi.

“Approval Authority” means the Jiangsu Commission of Commerce and its local counterpart.

“Approval Certificate” means the certificate to be issued by the Approval Authority approving and reflecting the Equity Transfer consistent with the terms and conditions set forth in this Agreement.

“Business Day” shall mean a day (other than Saturday and Sunday) on which banks are permitted to be open and transact business in the PRC, the Republic of Korea and Switzerland.

“Business License” shall have the meaning set forth in Preamble (A).

“Call Closing” shall have the meaning set forth in Section 4.2(a).

“Call Closing Balance Sheet” shall have the meaning set forth in Section 4.3(a).

“Call Closing Date” shall have the meaning set forth in Section 4.2(a).

“Call Option” shall have the meaning set forth in Preamble (F).

“Closing Date Equity Percentage” means the percentage obtained by dividing (i) three hundred and fifty million US Dollars (US$350,000,000) by (ii) the paid-up capital of the JV as of the Call Closing Date as it may be increased by additional Hynix subscriptions (which are described in Preamble (E)), rounded to the nearest hundredth.  As of the Execution Date, the paid-up capital of the JV is one billion eight hundred and ten million US Dollars (US$1,810,000,000).

“Control” (including its correlative meanings, “Controlled by”, “Controlling” and “under common Control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Effective Date” shall mean the date on which the Approval Authority approves the Equity Transfer on the basis of the Submission Documents and issues the Approval Certificate.

“Equity Interests” shall mean all of the equity interests held by Numonyx in the JV corresponding to its existing capital contribution of three hundred and fifty million US Dollars (US$350,000,000).

“Equity Transfer” shall have the meaning set forth in Article 2.

“Execution Date” shall mean the date when this Agreement is duly signed by the Parties.

“Governmental Entity” shall mean any national, regional, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity.

“Hynix Wuxi” shall have the meaning set forth in Preamble (E).

“Independent Accounting Firm” shall mean RSM China (Beijing Office).

“JV Agreement” shall have the meaning set forth in Preamble (A).

“JV Pre-Closing Information” shall mean the books, records, documents, files and correspondence in the possession or under the control of a Party (including, in the case of Hynix, the JV) to the extent relating to the business and affairs, operations, financial condition and results of operations of the JV, in each case on or prior to the Call Closing Date.

“Law” shall mean any law, treaty, statute, ordinance, rule, principle of common law or equity, code or regulation of a Governmental Entity or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity.

“Lien” shall mean any pledge, assignment, security interest, option or other agreement or arrangement having a similar effect.

“Net Assets” shall mean, as of the date of determination thereof, the positive difference, if any, between the book value of the JV’s total assets and the book value of the JV’s total liabilities as of such date.

“Person” shall mean any individual, corporation (including any non-profit corporation), association, general or limited partnership, organization, business, limited liability company, firm, Governmental Entity, joint venture, estate, trust, unincorporated organization or any other entity, association or organization.

“Post-Closing Adjustment Amount” shall have the meaning set forth in Section 4.3(d).

“Post-Closing Balance Sheet” shall have the meaning set forth in Section 4.3(d).

“PRC” shall have the meaning set forth in Preamble (A).

“PRC GAAP” shall mean generally accepted accounting principles in the PRC.

“Pre-Closing Balance Sheet” shall have the meaning set forth in Section 3.1(d).

“Purchase Price” shall have the meaning set forth in Section 3.1(a).

“Registration Authority” shall have the meaning set forth in Preamble (A).

“Registration Date” shall have the meaning set forth in Section 4.2(d).

“Submission” means the submission of the Submission Documents and any other required documents to the Approval Authority for the approval of the Equity Transfer and the Submission Documents.

“Submission Condition” means any condition in Section 4.1.

“Submission Documents” means this Agreement, the Amended JV Agreement and the

Amended Articles.

“Tax” shall mean any national, regional, local or foreign income, gross receipts, license, severance, occupation, capital gains, premium, environmental, customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, production, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other tax, fee or imposition of any kind whatsoever of any Governmental Entity, including any interest, penalties, additions, assessments or deferred liability with respect thereto, and any interest in respect of such penalties, additions, assessments or deferred liability, whether disputed or not.

1.2	Other Definitional Provisions

(a)
The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)	The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)	The terms “US$”, “dollars” and “$” shall mean and refer to the lawful currency of the United States of America.

(d)
Unless the context otherwise requires, whenever reference is made in this Agreement to any Article or Section, such reference shall be deemed to apply to the specified Article or Section of this Agreement.

(e)	Words importing gender include both genders.

(f)	Each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with PRC GAAP.

(g)	The term “including” means “including without limitation”.

2.	TRANSFER OF THE EQUITY INTEREST

At the Call Closing and subject to the terms and conditions provided herein, Numonyx shall sell, transfer and deliver to Hynix, and Hynix shall receive and purchase from Numonyx, all right, title and interest of Numonyx in and to the Equity Interests (the “Equity Transfer”), free and clear of any Liens.

3.	PURCHASE PRICE

3.1	Purchase Price

(a)
As consideration for the Equity Transfer pursuant to the exercise by Hynix of its Call Option under the JV Agreement, the purchase price to be paid by Hynix for the Equity Interests (the “Purchase Price”) shall be an amount in cash (U.S. dollars) equal to the product of (x) the JV’s Net Assets as of the Call Closing Date times (y) the Closing Date Equity Percentage.

(b)
Except for any stamp duty imposed on Hynix or any other Taxes which are levied on Hynix or the JV in the PRC or elsewhere in connection with the Equity Transfer (which Taxes shall be the JV’s or Hynix’s responsibility), Numonyx shall be responsible for the payment of any Taxes imposed in connection with the Equity Transfer.

(c)
From the Execution Date until the date the JV delivers the Pre-Closing Balance Sheet to Hynix and Numonyx pursuant to Section 3.1(d) below, the Parties shall cause the JV to (i) prepare and deliver to each of the Parties, within ten Business Days after the end of each calendar month, a monthly balance sheet prepared in a manner consistent with the JV’s past accounting practices and on the same basis on which the Pre-Closing Balance Sheet will be prepared (each such balance sheet, a “Monthly Balance Sheet”); and (ii) make members of its management team available, upon reasonable notice and during normal business hours, to respond to questions with respect to the Monthly Balance Sheets, including with respect to the methodology, procedures, audits and analyses undertaken in connection therewith for purposes of verification of the Monthly Balance Sheets.  For the avoidance of doubt, these rights are intended to be in addition to, and not in lieu of, the information and verification rights of the Parties under the JV Agreement.

(d)
Two (2) days prior to the anticipated Call Closing Date, the JV shall prepare in good faith and deliver to Hynix (with a copy to Numonyx) a preliminary estimate of the balance sheet as well as a calculation of Net Assets as of the Call Closing Date (together, the “Pre-Closing Balance Sheet”), prepared (i) in a manner consistent with the JV’s past accounting practices and (ii) in compliance with the provisions of Section 6.8 of the JV Agreement; provided, that in the event of a conflict between (i) and (ii), (ii) shall control.  No later than ten (10) Business Days prior to the anticipated Call Closing Date, the JV shall deliver to Hynix and Numonyx a draft Pre-Closing Balance Sheet prepared (i) in a manner consistent with the JV’s past accounting practices and (ii) in compliance with the provisions of Section 6.8 of the JV Agreement (provided that in the event of a conflict between (i) and (ii), (ii) shall control), and Hynix shall cause the JV to consider in good faith any written comments provided by Numonyx to Hynix and the JV within such ten (10) Business Day period.

3.2	Escrow Arrangements and Payment of Purchase Price

(a)
Concurrently with the execution hereof, Hynix shall deposit an amount equal to $422,891,544.08 (the “Initial Estimated Purchase Price”) in an escrow account (the “Escrow Account”) with DBS Bank Ltd. in Singapore (the “Escrow Agent”), which shall be subject to the terms of that certain escrow agreement by and among Hynix, Numonyx and DBS Trustee Limited, dated July __, 2010  (the “Escrow Agreement”).  If the product of (x) the Net Assets amount shown on the Pre-Closing Balance Sheet multiplied by (y) the Closing Date Equity Percentage (such amount, the “Closing Date Purchase Price”) is greater than the Initial Estimated Purchase Price, then Hynix shall deposit an additional amount of cash equal to such difference into the Escrow Account.  If the Closing Date Purchase Price is less than the Initial Estimated Purchase Price, then Hynix and Numonyx shall jointly instruct the Escrow Agent to distribute to Hynix from the Escrow Account an amount of cash equal to such difference.

(b)
On the Call Closing Date, in accordance with the terms of the Escrow Agreement, each of Numonyx and Hynix shall be entitled to unilaterally instruct the Escrow Agent to release to the account or accounts designated by Numonyx all funds standing to the credit of the Escrow Account as of such date (less any interest earned on such funds, which shall be remitted to Hynix in accordance with the terms of the Escrow Agreement).  Upon receipt by Hynix and Numonyx of written acknowledgement from the Escrow Agent of receipt of such unilateral notice to release funds to Numonyx, Hynix shall be deemed to have paid the Closing Date Purchase Price in full (subject to further adjustment pursuant to Section 4.3 below).  Hynix and Numonyx agree that all of Numonyx’s right, title and interest in and to the Equity Interests shall be transferred to and succeeded by Hynix, and Hynix shall be the owner of the Equity Interests upon the Call Closing.

4.	CALL CLOSING AND CONDITIONS PRECEDENT

4.1	Submission Conditions

The Submission Documents shall only be filed with the Approval Authority for approval if each of the following Submission Conditions has been satisfied or waived jointly by the Parties hereto (or, in the case of Section 4.1(b) or Section 4.1(d), waived by Hynix, and, in the case of Section 4.1(c), waived by Numonyx):

(a)	The Board of Directors of the JV shall have approved the Equity Transfer;

(b)
Each of the representations and warranties made by Numonyx as of the date hereof shall be true and correct in all material respects as of the date of the Submission as if made on such date, and Numonyx shall not have breached any covenant hereunder in any material respect;

(c)
Each of the representations and warranties made by Hynix as of the date hereof shall be true and correct in all material respects as of the date of the Submission as if made on such date, and Hynix shall not have breached any covenant hereunder in any material respect; and

(d)
Numonyx shall have (a) taken such actions as are required by applicable Law and by the JV Agreement to remove each director and supervisor of the JV appointed by Numonyx from his or her position effective as of the issuance of the Approval Certificate, and (b) used its commercially reasonable efforts to obtain the resignation of each officer of the JV nominated by Numonyx, effective as of the issuance of the Approval Certificate.

4.2	Call Closing and Registration

(a)
Upon the terms and subject to the conditions of this Agreement, the Equity Transfer shall take place at a closing (the “Call Closing”) on the fifth Business Day following the date on which the Approval Authority issues the Approval Certificate, at 10:00 a.m., local time at the offices of the Escrow Agent in Singapore; provided, that in the event that Hynix has not delivered to Numonyx a correct and complete copy of the Approval Certificate  pursuant to Section 4.2(b) below, the date of the Call Closing shall be extended until such time as Numonyx has received such copy of the Approval Certificate from Hynix.  Such date, including as it may be extended pursuant to the proviso of the immediately preceding sentence, the (“Call Closing Date”).

(b)
On the Call Closing Date, Numonyx shall deliver to Hynix such documentation as Hynix may reasonably request to evidence delivery to Hynix of the Equity Interests, and (unless previously delivered by Hynix to Numonyx) Hynix shall deliver to Numonyx a correct and complete copy of the Approval Certificate.

(c)
Hynix agrees that it shall not be entitled to, and shall not permit the JV to, submit any documentation to the Registration Authority in respect of the Equity Transfer unless and until the Call Closing shall have occurred.  Subject to the preceding sentence, within thirty (30) days of the Effective Date, Hynix shall use its commercially reasonable efforts to procure that the JV submits to the Registration Authority all necessary documents to enable the Equity Transfer to be duly registered pursuant to the applicable PRC regulations; provided, that if this Agreement is terminated in accordance with its terms, Hynix shall not, and Hynix shall take all necessary actions to ensure that the JV does not, submit any documentation to the Registration Authority in respect of the Equity Transfer.  Without limiting the foregoing, each Party agrees to use its commercially reasonable efforts to procure the registration of the Equity Transfer following the Call Closing, including by responding to any comments or requests for information issued by the Registration Authority in respect of the registration of the Equity Transfer.

(d)	The day when the Registration Authority duly registers the Equity Transfer and issues the revised Business License reflecting the Equity Transfer is the “Registration Date”.

4.3	Adjustment of Purchase Price

The Closing Date Purchase Price shall be subject to the adjustment determined as follows:

(a)
Within sixty (60) days after the Call Closing Date, Hynix shall prepare in good faith and deliver to Numonyx an audited balance sheet and its own calculation of Net Assets (together, the “Call Closing Balance Sheet”), prepared in a manner (i) consistent with the JV’s past accounting practices (through the Call Closing Date), including the JV’s accounting practices used to prepare the Pre-Closing Balance Sheet, and (ii) in compliance with the provisions of Section 6.8 of the JV Agreement; provided, that in the event of a conflict between (i) and (ii), (ii) shall control.

(b)
Numonyx may dispute any amounts reflected on the Call Closing Balance Sheet, but only on the basis that the Call Closing Balance Sheet (i) was not prepared or determined (x) in a manner consistent with the JV’s past accounting practices (through the Call Closing Date), including the JV’s past accounting practices used to prepare the Pre-Closing Balance Sheet, or (y) in compliance with the provisions of Section 6.8 of the JV Agreement, or (ii) contains arithmetic computational errors; provided, however, that Numonyx shall notify Hynix in writing of each disputed amount, and specify the amount thereof in dispute and the reasons therefore, within thirty (30) days of the receipt of the Call Closing Balance Sheet by Numonyx.  During such 30-day period, Hynix shall give Numonyx and the accountants and authorized representatives of Numonyx reasonable access at all reasonable times to the personnel, accountants and books, records, documents, working papers (subject to execution of a customary accountant’s access letter) of Hynix and the JV, and other information related to the preparation of the Call Closing Balance Sheet, including any description of the methodology, procedures, audits and analyses undertaken in connection therewith for purposes of preparing, reviewing and resolving any disputes with respect thereto.

(c)
In the event of a dispute with respect to the Call Closing Balance Sheet, the Parties shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties.  If the Parties are unable to reach a resolution to such effect of all disputed amounts within thirty (30) days of receipt of the written notice of dispute sent by Numonyx to Hynix, the Parties shall submit the amount remaining in dispute for resolution to the Independent Accounting Firm, which shall, within thirty (30) days after such submission, determine and report to the Parties upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the Parties with respect to the amounts disputed.  The Independent Accounting Firm shall limit the scope of its review to that portion of the disputed amounts from the notice of dispute sent by Numonyx that the Parties have failed to resolve. The fees and disbursements of the Independent Accounting Firm shall be born equally by the Parties.

(d)
Once the Call Closing Balance Sheet has been finally determined (the “Post-Closing Balance Sheet”), the Closing Date Purchase Price shall be adjusted by the difference between Net Assets as of the Call Closing Date as determined from the Pre-Closing Balance Sheet and Net Assets as of the Call Closing Date as determined from the Post-Closing Balance Sheet (the “Post-Closing Adjustment Amount”).   If the Post-Closing Adjustment Amount is negative (i.e., the amount of Net Assets determined from the Pre-Closing Balance Sheet is more than the amount of Net Assets determined from the Post-Closing Balance Sheet), then Numonyx shall pay Hynix the Post-Closing Adjustment Amount in cash by wire transfer within ten (10) Business Days after the Post-Closing Adjustment Amount has been finally determined, without interest.  If the Post-Closing Adjustment Amount is positive (i.e., the amount of Net Assets determined from the Pre-Closing Balance Sheet is less than the amount of Net Assets determined from the Post-Closing Balance Sheet), then Hynix shall pay Numonyx the Post-Closing Adjustment Amount in cash by wire transfer within ten (10) Business Days after the Post-Closing Adjustment Amount has been finally determined, without interest.

5.	REPRESENTATIONS AND WARRANTIES OF HYNIX

Hynix hereby represents and warrants to Numonyx as follows:

5.1	Organization

Hynix is duly organized and validly existing under the laws of the Republic of Korea.  Hynix has the requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby.

5.2	Corporate Authority

(a)
This Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Hynix by all requisite corporate action prior to the Submission and no other corporate or similar proceedings on the part of Hynix or its stockholders are necessary for Hynix to authorize the execution or delivery of this Agreement or the Escrow Agreement or to perform any of their obligations hereunder or thereunder.  This Agreement and the Escrow Agreement have been duly executed and delivered by Hynix, and each of this Agreement and the Escrow Agreement constitute a valid and legally binding obligation of Hynix, enforceable against it, as the case may be, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(b)
The execution and delivery of this Agreement and the Escrow Agreement by Hynix, the performance by Hynix of its obligations hereunder and thereunder and the consummation by Hynix of the transactions contemplated hereby and thereby do not and will not (A) violate or conflict with any provision of the respective certificate of incorporation or by laws of Hynix, (B) result in any material violation or material breach of, or constitute any material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or a loss of a material benefit under, or result in the creation of any Lien under any material contract, indenture, mortgage, lease, note or other agreement or instrument to which Hynix is subject or is a party or to which any assets of Hynix are subject, or (C) materially violate, conflict with or result in any breach under any provision of any material Law applicable to Hynix or any of its properties or assets.

5.3	No Litigation

Hynix is not aware of any pending or threatened claim, action, suit, arbitration, investigation or any other legal proceedings against it, nor it is subject to any governmental order, provisions, determination, decree, judgment, injunction or order which could affect the legality, validity or enforceability of this Agreement, the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

5.4	No Other Representations and Warranties

Except for the representations and warranties contained in this Article 5, Numonyx acknowledges and agrees that neither Hynix nor any other Person makes any other express, implied or statutory representation or warranty with respect to Hynix.

6.	REPRESENTATIONS AND WARRANTIES OF NUMONYX

Numonyx hereby represents and warrants to Hynix as follows:

6.1	Organization

Numonyx is duly organized and validly existing under the laws of The Netherlands.  Numonyx has the requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby.

6.2	Corporate Authority

(a)
This Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Numonyx by all requisite corporate action prior to the Submission and no other corporate or similar proceedings on the part of Numonyx or its stockholders are necessary for Numonyx to authorize the execution or delivery of this Agreement or the Escrow Agreement or to perform any of their obligations hereunder or thereunder.  This Agreement and the Escrow Agreement have been duly executed and delivered by Numonyx, and each of this Agreement and the Escrow Agreement constitute a valid and legally binding obligation of Numonyx, enforceable against it, as the case may be, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(b)
The execution and delivery of this Agreement and the Escrow Agreement by Numonyx, the performance by Numonyx of its obligations hereunder and thereunder and the consummation by Numonyx of the transactions contemplated hereby and thereby do not and will not (A) violate or conflict with any provision of the respective certificate of incorporation or by laws of Numonyx, (B) result in any material violation or material breach of, or constitute any material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or a loss of a material benefit under, or result in the creation of any Lien under any material contract, indenture, mortgage, lease, note or other agreement or instrument to which Numonyx is subject or is a party or to which any assets of Numonyx are subject, or (C) materially violate, conflict with or result in any breach under any provision of any material Law applicable to Numonyx or any of its properties or assets.

6.3	No Litigation

Numonyx is not aware of any pending or threatened claim, action, suit, arbitration, investigation or any other legal proceedings against it, nor it is subject to any governmental order, provisions, determination, decree, judgment, injunction or order which could affect the legality, validity or enforceability of this Agreement, the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

6.4	No Encumbrance

Numonyx is the sole legal and registered owner of the Equity Interests, and the Equity Interests are free and clear of any Liens.

6.5	No Other Representations and Warranties

Except for the representations and warranties contained in this Article 6, Hynix acknowledges and agrees that neither Numonyx nor any other Person makes any other express, implied or statutory representation or warranty with respect to Numonyx or the JV.

7.	COVENANTS OF THE PARTIES

7.1	Execution and Delivery of Documents

Subject to Section 4.1, on or as soon as possible after the date hereof, each Party shall deliver to the other Party, or procure to deliver to the other Party, to the extent doing so is reasonably within such Party’s control, all necessary copies of all duly executed documents, including the Submission Documents, in the mutually agreed language and in a form corresponding to the formal requirements of PRC law so as to enable the Parties or the JV, as the case may be, to carry out all formalities and take all necessary actions to consummate the transactions contemplated hereunder, including the approval and the registration of the Equity Transfer.

7.2	[RESERVED]

7.3	Commercially Reasonable Efforts and Other Covenants

(a)
Between the date hereof and the Call Closing Date, each Party shall use its commercially reasonable efforts to cause the JV to conduct its operations in the ordinary course of business in a manner consistent with past practices, in compliance in all material respects with all applicable Laws and all material agreements to which the JV is subject, and in compliance in all material respects with the Strategic Direction Plan last approved by the JV’s Board of Directors prior to the Execution Date; provided, however, that this Section 7.3 shall not require either Party to take any action that such Party is prohibited from taking pursuant to the terms of any agreement with a non-affiliated third party to which it is a Party as of the date hereof.  Notwithstanding the immediately preceding proviso, from the date hereof until the Call Closing Date, neither Party shall take any action that would result in a change to the accounting practices or policies of the JV, except to the extent expressly required by PRC GAAP.  Hynix agrees that it shall not willfully and in bad faith cause the JV to take any action, or refrain from taking any action, with the primary purpose of impairing Net Asset Value.

(b)
Hynix agrees that, from the issuance of the Approval Certificate until the Call Closing Date, it shall not, without the prior written consent of Numonyx, permit the JV to take any action that would have required the unanimous approval of the Board of Directors of the JV as constituted as of the date hereof.

7.4	Public Communication

Each Party agrees and understands that any public communication concerning this Agreement and the discussions with respect hereto not made in accordance with the terms hereof may cause serious harm to each Party and that, as a result, the press release announcing the execution of this Agreement (in the form previously agreed upon by Hynix and Numonyx) shall be released jointly by Hynix and Numonyx promptly following the execution hereof, and each of Hynix and Numonyx shall obtain the prior consent of the other Party prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated herein, and shall consult with each other prior to making any filing with any Governmental Entity or with any securities exchange with respect thereto, in each case except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange.

7.5	Notification

Between the Execution Date and the Call Closing Date, each Party shall promptly notify the other Party in writing if such Party becomes aware of any fact or condition that causes or constitutes a breach of any of such Party’s representations and warranties and covenants hereunder, or if such Party becomes aware of the occurrence of any fact or condition that could reasonably be expected to cause or constitute a breach of any such representation or warranty or covenants.  Each Party shall promptly notify the other Party of the occurrence of any event that may make the satisfaction of the conditions in Articles 4.1 and 4.2 impossible or not reasonably likely.

7.6	Expenses

Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereunder shall be paid by the Party incurring such expense. Without limiting the generality of the foregoing, each of Hynix and Numonyx shall pay all legal, accounting and investment banking fees and other fees to consultants and advisors incurred by it relating to this Agreement and the transactions contemplated hereunder.

7.7	Access to Records and Personnel

(a)
Exchange of Information.  After the Call Closing, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access (including using commercially reasonable efforts to procure access to third parties possessing information, including auditors), during normal business hours, to such Party’s JV Pre-Closing Information, and to make members of its management team (or that of the JV) available, upon reasonable notice and during normal business hours, to respond to questions with respect to such information, in each case to the extent the requesting Party reasonably needs such information (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or its stockholders (including under applicable securities Laws) by a Governmental Entity having jurisdiction over the requesting Party or its stockholders, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory or other similar requirements or (iii) to comply with its obligations under this Agreement; provided, however, that no Party shall be required to provide access to or disclose information where such access or disclosure would violate any Law or agreement, or waive any attorney client or other similar privilege, and each Party may redact information regarding itself or its subsidiaries (other than the JV, in the case of Hynix) or otherwise not relating to the requesting Party and its subsidiaries (other than the JV, in the case of Hynix), and, in the event such provision of information could reasonably be expected to violate any Law or agreement or waive any attorney client or other similar privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)
Ownership of Information.  Any information owned by a Party that is provided to a requesting Party pursuant to this Section 7.7 shall be deemed to remain the property of the providing Party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(c)
Confidential Information.  Nothing in this Section 7.7 shall require either Party or any of its subsidiaries to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information; provided, however, that in the event that either Party is required under this Section 7.7 to disclose any such information, that Party shall use all commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information.

8.	TERMINATION

8.1	Grounds for Termination

This Agreement and the transactions contemplated hereby may be terminated at any time before the Call Closing Date:

(a)	by mutual written agreement of the Parties;

(b)
by Numonyx, if Hynix has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, which breach cannot reasonably be cured within twenty (20) Business Days or such breach, if curable, is not cured within twenty (20) Business Days; or

(c)
by Hynix, if Numonyx has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, which breach cannot reasonably be cured within twenty (20) Business Days or such breach, if curable, is not cured within twenty (20) Business Days.

8.2	Procedure and Effect of Termination

Upon termination of this Agreement under Article 8.1, written notice thereof shall forthwith be given to the other Party, and this Agreement (other than the provisions of Article 7.4 (Public Communication), Article 7.6 (Expenses), Article 9 (Governing Law) and Article 10 (Dispute Resolution) and this Article 8) shall terminate with immediate effect.  If this Agreement is terminated in accordance with the terms hereof on or after the date of submission of the Submission Documents to the Approval Authority, the Parties shall cooperate, and shall cause the JV to cooperate, in notifying the Approval Authority of such termination and, if such termination occurs on or after the Effective Date, requesting that the Approval Authority revoke the Approval Certificate.

9.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the PRC which are published and publicly available.

10.	DISPUTE RESOLUTION

(a)
All disputes arising out of, relating to or in connection with this Agreement shall be resolved by binding arbitration, and each Party hereby waives any right it may otherwise have to such a resolution of any dispute within the scope of this Article 10 by any means other than arbitration pursuant to this Article 10. Notwithstanding the foregoing, each of Hynix and Numonyx shall be entitled to seek temporary and preliminary injunctive relief in a court of competent jurisdiction for any violation by the other Party or any of its Affiliates of the provisions of this Agreement.

(b)
The place of arbitration shall be New York, New York, USA. The arbitration shall be held in the English language in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) and shall be heard by three (3) arbitrators appointed under the Rules; provided, however, that each arbitrator shall be an attorney or former judicial officer admitted to practice law in New York. Any award of the arbitral tribunal must be rendered in writing, must state the grounds on which it was based and will be final and binding on the Parties hereto. The administrative costs and fees of arbitration shall as an initial matter be borne equally by the Parties to such arbitration, but the arbitral tribunal shall have the authority to award the administrative costs and fees of arbitration.

(c)
Judgment upon any arbitral award rendered under the preceding paragraph may be entered in any competent court, and either Party may apply to such court for judicial recognition of that award and an order of enforcement as the law of such jurisdiction may require and allow. Each Party hereby agrees that any judgment upon an arbitral award rendered against it hereunder may be executed against its assets in any jurisdiction. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the city and county of New York in any action, suit or proceeding with respect to the enforcement of the arbitration provisions of this Agreement.  Each Party agrees that service of process upon such Party at the address so provided in Article 11.3 or through publication as permitted under applicable Law shall be deemed in every respect effective service of process upon such Party in any such action, suit or proceeding.

(d)
The arbitrators shall have no authority to award punitive or exemplary damages. Neither shall any Party be entitled to recover, nor shall the arbitrators have any power to award, any incidental or consequential damages, including but not limited to any claim for lost profits. Each Party shall bear its own attorneys’ fees, but the arbitrators shall have the authority to award attorneys’ fees, in whole or in part, to any Party.

(e)
Any matter expressed in this Agreement to be a matter for review, consultation, consent, decision or agreement by the Parties or any of them shall not, in the event of failure of decision or agreement, constitute a dispute or difference to be referred to or settled by arbitration proceedings.

11.	NOTICES

11.1
Any communication in connection with this Agreement must be in writing and may be given in person, by an international courier or may be, in the case of facsimile and post, confirmed by registered letter with notice of receipt (or any equivalent proof of delivery generally accepted for international courier).

11.2
Any communication in connection with this Agreement shall be deemed to be delivered on the date of receipt (or, in the case of a registered letter with notice receipt, on the date of first presentation).

11.3	The contact details of each Party for all communication in connection with this Agreement are as follows:

For Hynix:                                                Hynix Semiconductor Inc.
Daechi Tower, 891, Daechi-dong
Kangnam-gu, Seoul, 135-738, Korea
Attn:                 Keum Sun Ma
Phone:              +82-2-3459-3630
Fax:                   +82-31-645-8174

For Numonyx:                                          Numonyx B.V.
A-ONE Biz Center
Route de l’Etraz Rolle 1180
Switzerland
Attention:        General Counsel
Fax:                   +41-21-822-3703

with a copy (which shall not constitute notice) to:

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632
Attn:                 General Counsel
Fax:                   +1-208-363-1309

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attn:                 John A. Fore, Esq.
Fax:                   +1-650-493-6811

Either Party may change its address for notices upon giving ten (10) days written notice of such change to the other Party in the manner provided above.

12.	MISCELLANEOUS

12.1	Assignments; Successors; No Third Party Rights.

No Party may assign any of its rights under this Agreement (including by merger or other operation of law) without the prior written consent of the other Party, and any attempted or purported such assignment without such consent or without strict compliance with this Agreement shall be void. Subject to the foregoing, this Agreement and all of the provisions hereof shall apply to, be binding upon, and inure to the benefit of the Parties and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

12.2	Entire Agreement

This Agreement, the JV Agreement, the Escrow Agreement and any other written agreement entered into by the Parties on the date hereof related to the subject matter hereof constitute the final and complete expression of the agreement and understanding between the Parties with respect to the subject matter herein and supersede all previous agreements, undertakings and covenants between the Parties with respect to the subject matter herein.  If any provision of this Agreement is found to conflict with any provision of the JV Agreement, this Agreement shall control.

12.3	Amendment or Modification

This Agreement may be amended or modified only by a written instrument signed by each of the Parties.

12.4	Severability

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

12.5	Waiver

To the extent permitted by applicable Law: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.6	Descriptive Headings; Construction

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning, construction or interpretation of, this Agreement.

12.7	Counterparts

For the convenience of the Parties, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

12.8	Language

This Agreement is written in both the English language and the Chinese language.  Both versions have equal effect in law, it being acknowledged by the Parties that these versions are consistent in all material respects. Any translations of this Agreement into any other languages shall be only for the convenience of a party and shall in no way affect the interpretation or enforcement of any of the provisions of this Agreement.

12.9	Effectiveness

Except for Sections 2, 3.1(a), 3.1(b), 3.2(b), 4.2(a), 4.2(b) and 4.3 of this Agreement, which shall only become effective on the Effective Date, this Agreement shall become effective upon execution hereof by the parties hereto.

[No Text Below, Followed by Signature Pages]

IN WITNESS WHEREOF, the Parties have caused this Equity Transfer Agreement to be duly executed as of the date first above written.

Hynix Semiconductor Inc.

/s/ O.C. Kwon
Name: Oh Chul Kwon
Title: Chief Executive Officer

Numonyx B.V.

/s/ Thomas S. Laws
Name: Thomas S. Laws
Title:   Director

/s/ Jan Sebastien Donner
Name:  Jan Sebastien Donner
Title:  Director

[SIGNATURE PAGE TO EQUITY TRANSFER AGREEMENT]